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                                                                    EXHIBIT 99.1

            Press Release issued by Registrant dated January 22, 2002




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                         [GALAXY NUTRITIONAL FOODS LOGO]

FOR IMMEDIATE RELEASE:                      CONTACT:
January 22, 2002                            Dawn M. Robert, Investor Relations
                                            Galaxy Nutritional Foods, Inc.
                                            (407) 854-0433


                            GALAXY NUTRITIONAL FOODS
                            RAISES $2 MILLION THROUGH
                    PRIVATE PLACEMENTS AND WARRANT EXERCISES

Company Management, John Hancock Small Cap Value Fund
& Series A Preferred Shareholders Increase Stake

ORLANDO, FLORIDA (JANUARY 22, 2002) - GALAXY NUTRITIONAL FOODS (AMEX:GXY), a leading producer of nutritious plant-based dairy alternatives for the retail and foodservice markets, announced the completion of private placements of its common stock for an aggregate amount of $808,211 and the exercise of stock purchase warrants for an aggregate amount of $1,270,800.

In transactions which closed January 17, 2002, four investors purchased 158,059 shares of common stock at a purchase price of $4.74 and received warrants to purchase an additional 39,524 shares of the Company's common stock at a purchase price of $5.74 per share. In transactions which also closed January 17, 2002, the Company's President and CEO, Angelo S. Morini, the Company's Chief Operating Officer, Christopher New, the Company's Chief Financial Officer, LeAnn Hitchcock and the Company's Vice President of Technical Services, Dr. Kulbir Sabharwal, purchased a total of 12,270 shares of common stock at a purchase price of $4.74 and received warrants to purchase a total of 3,068 shares of common stock which are exercisable at $5.74 per share. Warrants in both transactions were priced $1.00 higher than 95% of the average closing sale price of the Company's common stock for the five days prior to the closing.

The Company is required to file a registration statement with the Securities and Exchange Commission within 30 days of the transaction closing date to register the shares issued in both private placements, as well as the shares underlying the warrants. The proceeds from both transactions will be used for working capital and general corporate purposes.

In consideration of the exercise of certain common stock warrants, the Company reduced the exercise price of the warrants issued to the John Hancock Small Cap Value


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Fund and the Company's Series A Convertible Preferred Stockholders. Aggregate
proceeds from both warrant exercises were $1,270,800. These proceeds will also be used for working capital and general corporate purposes. The shares purchased by John Hancock are currently registered under an effective registration statement as are half of the shares purchased by the Series A investors. The balance of Series A investors' shares will be registered with the Securities and Exchange Commission under a registration statement to be filed by the Company on or before February 1, 2002. With the exercise of these warrants, John Hancock Small Cap Value Fund has increased its stake in the Company to 1,812,138 shares of common stock representing approximately 15% of the total number of shares outstanding.

Galaxy Chairman, Angelo S. Morini, stated, "Galaxy has significantly increased efficiencies of new production equipment, is now realizing significant savings from manufacturing and corporate restructuring initiatives and has strengthened internal fiscal and management controls. We believe these major changes and improvements, combined with the equity financing reported today, will enhance our turn-around efforts and help fuel future growth. I thank the John Hancock Small Cap Value Fund, our Series A investors, and the members of Galaxy management who increased their stake in the Company for their unwavering support and welcome our new investors and thank them as well for their belief in our Company."

                      ABOUT GALAXY NUTRITIONAL FOODS, INC.

Galaxy Nutritional Foods is the leading producer of health-promoting plant-based dairy and dairy-related alternatives for the retail and foodservice markets. These phytonutrient-enriched products, made from nature's best grains - soy, rice and oats - are low and no fat (no saturated fat and no trans-fatty acids), have no cholesterol, no lactose, are growth hormone and antibiotic free and have more calcium, vitamins and minerals than conventional dairy products. Because they are made with plant proteins, they are more environmentally friendly and economically efficient than dairy products derived solely from animal proteins. Galaxy's products are part of the nutritional or functional foods category, the fastest growing segment of the retail food market. Galaxy brand names include:
Veggie(TM), Nature's Alternative, Galaxy(TM), Soyco(TM), Soymage(TM), Wholesome Valley(TM), formagg(R), Lite Bakery(R), Veggie Cafe(TM) and Veggie Lite Bakery(TM). For more information, please visit Galaxy's website at www.galaxyfoods.com.

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.